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EXHIBIT 3.6

FIRST AMENDED AND RESTATED OPERATING AGREEMENT
OF
PACIFIC ENERGY GROUP LLC

        THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT (this "Agreement") is entered into as of March 22, 2002 by PPS Holding Company, a Delaware corporation, as the Sole Member, (together with its successors and assigns, the "Member") of Pacific Energy Group LLC (the "Company"), a limited liability company organized under the Delaware Limited Liability Company Act (as amended from time to time, the "Act").

ARTICLE 1
THE LIMITED LIABILITY COMPANY

        1.1    Name.    The name of the Company shall be Pacific Energy Group LLC. The Company may also conduct business at the same time under one or more fictitious names if the Member determines that such is in the best interests of the Company.

        1.2    Principal Place of Business; Other Places of Business.    The principal place of business of the Company shall be located at 5900 Cherry Avenue, Long Beach, California 90805, or such other place within or outside the State of Delaware as the Company may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Company deems appropriate.

        1.3    Business Purpose.    The purpose of the Company is to (1) engage in all aspects of the blending, gathering, marketing, transporting, storing and distributing of oil and gas and products derived therefrom, and to invest in, buy, hold, sell and otherwise deal in entities that engage in any such activities; (2) engage in any and all other ancillary and lawful business, purpose or activity deemed necessary or appropriate by the Member in furtherance of the activities described in clause (1) above; and (3) engage in any and all other lawful business, purpose or activity deemed necessary or appropriate by the Member and in which a limited liability company may be engaged under the Act and other applicable law.

        1.4    Certificates.    The Member is hereby designated as an "authorized person" within the meaning of the Act. The Member or an officer of the Company shall execute, deliver and file any certificates necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

        1.5    Designated Agent for Service of Process.    The Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware.

        1.6    Capital Contributions.    The Member has made certain capital contributions to the Company and may make such other capital contributions to the Company as it may determine are appropriate.

ARTICLE 2
MANAGEMENT

        2.1    Member Managed.    The Company shall be managed by the Member.

        2.2    Board of Directors.

          (a)  The Member, in its sole and absolute discretion, may select a board of directors (the "Board" or "Board of Directors") to manage the Company on its behalf and may select, appoint, or designate the members of the Board (each a "Director" and collectively, the "Directors"); provided, however, that nothing herein shall require the Member to select a Board or select, appoint or designate any Directors. The Member may determine at any time in its sole and absolute discretion the number of Directors to constitute the Board. The authorized number of

  Directors may be increased or decreased by the Member at any time in its sole and absolute discretion. The initial Board shall consist of five Directors. Each Director elected, designated or appointed by the Member shall hold office until a successor is elected and qualified, or until such Director's earlier death, resignation or removal. A Director need not be a Member. The Member hereby appoints the following individuals as Directors of the Company to serve until their successors are duly appointed by the Member or until the death, resignation or removal thereof: Douglas L. Polson, Craig D. Slater, Irvin Toole, Jr., Jim E. Shamas, and David E. Wright. Any and all Directors or the Board may be removed or replaced at any time by the Member, with or without cause, and the Member may manage the Company without any Directors or a Board.

          (b)  The Board of Directors, if any, for so long as selected by the Member, shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers statutory or otherwise.

          (c)  Attendance by at least a majority of the total number of Directors at a meeting either in person or by proxy shall constitute a quorum. A Director may participate in a meeting of the Board by means of conference telephone or similar communication equipment by which all persons participating in the meeting can hear each other at the same time, and such participation shall constitute presence in person at the meeting. If a quorum is present, the affirmative vote of the majority of the Directors represented at the meeting shall be the act of the Board.

          (d)  Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting if the action is evidenced by a written consent describing the action taken, signed by the minimum number of Directors that would be necessary to take such action at a meeting of the Board at which all appointed Directors were present.

          (e)  The Board of Directors may hold regular or special meetings, in or out of Delaware. The Board may provide, by resolution, the time and place for holding regular meetings without notice other than such resolution. Special meetings may be called by or at the request of the chairman, or if none, the president, or any Director and shall be held at the principal office of the Company unless otherwise specified in the notice of the meeting. Notice of each meeting of the Board (except those regular meetings for which notice is not required) stating the place, date and time of the meeting shall be given (and shall be effective), to all Directors at least one day before the date of the meeting. The method of notice need not be the same for each Director. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

        2.3    Duties.    The Member and the Directors shall carry out their duties in good faith, in a manner they believe to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. The Member or a Director who so performs its duties shall not have any liability by reason of being or having been the Member or a Director of the Company. The Directors shall devote such time to the business of the Company as they, in their discretion, deem necessary for the efficient carrying on of the Company's business.

        2.4    Officers; Delegation.

          (a)  The Company may have such officers as are designated within this Agreement or as subsequently designated by the Board, or, if no Board has been selected by the Member, the Member. Such officers shall include a "President" of the Company. Each officer so designated shall have such authority and perform such duties as the Board or Member, as applicable, may from time to time delegate to him. The Board, or Member, as applicable, may assign titles to particular officers. If the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer, or restrictions placed thereon, by this Agreement or by the Board, or Member, as applicable.

          (b)  The Member hereby designates the following individuals as officers of the Company to serve until their successors are duly appointed by the Board, or the Member, as applicable, and with the powers consistent with those of persons holding positions with the same titles in other corporate organizations to act on behalf of the Company:

Douglas L. Polson	Chairman
Irvin Toole, Jr.	President and CEO
David E. Wright	Executive Vice President
Arthur G. Diefenbach	Vice President—Operations
Lynn T. Wood	Vice President and Secretary
Thomas G. Kundert	Treasurer

          (c)  Any officer appointed herein may be removed at any time, with or without cause, by the Board, or, if no Board has been selected by the Member, the Member. Any officer may resign at any time by giving written notice of resignation to the Board, or, if no Board has been selected by the Member, the Member, or (if the resigning officer is not that officer) to the president or the secretary. Such resignation shall be effective when it is received by the Board, the Member, president, or secretary, as the case may be, unless the notice of resignation specifies a later effective date.

  A vacancy in any office, however occurring, may be filled for the unexpired portion of the term by the Board, or, if no Board has been selected by the Member, the Member.

        2.5    Reliance by Third Parties.    No third party dealing with the Company shall be required to ascertain whether the Member or any officer is acting in accordance with the provisions of this Agreement. All third parties may rely on a document executed by the Member or any officer as binding the Company.

        2.6    Indemnification.    The Company shall, to the fullest extent allowed by applicable law, indemnify, defend and hold harmless each individual who is or who has been a Director or officer or employee of the Company (collectively, the "Indemnified Persons") from and against and in respect of any and all claims arising from, relating to or associated with, any act or omission of such Indemnified Person within the scope of his authority in the course of the Company's business taken in good faith and in a manner the Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful, in each case regardless of whether any such claim results solely or in part from the active or passive or sole or contributory ordinary negligence of such Indemnified Person; provided, however, that such indemnification shall not extend to any amount of punitive damages or other damages attributable to the gross negligence or willful misconduct of any Indemnified Person; provided further, that with respect to claims brought by or on behalf of the Company, the Company shall not indemnify any Indemnified Person in respect of any and all claims for which such Indemnified Person is adjudged liable to the Company; provided further, that any indemnification under this Section 2.5 shall be made by the Company only as authorized in the specific case upon a determination by the Board, or if no Board has been selected by the Member, the Member that indemnification of the present or former Director, officer or employee is proper in the circumstances because the Indemnified Person has met the applicable standard of conduct set forth in this Section 2.5. Notwithstanding anything to the contrary contained in this Section 2.5 or elsewhere in this Agreement, the Company's indemnification of the Indemnified Persons shall be only with respect to such loss, liability or damage that is not otherwise compensated by insurance carried for the benefit of the Company and shall be limited to the net assets of the Company as of the date the Company learns of the act or omission on which the claim is based, and no Member shall have any personal liability whatsoever on account thereof.

ARTICLE 3
MEMBERS

        3.1    Limited Liability.    The Member's liability for the debts, obligations and liabilities of the Company shall be limited as provided by the Act.

        3.2    Additional Members.    Additional members may be admitted only by written amendment of this Agreement, executed by Member.

ARTICLE 4
TERM

        4.1    Events of Dissolution.    The Company shall continue until dissolved by either of the following events:

          (a)  the written consent of the Member; or

          (b)  any other event causing dissolution of a limited liability company under the Act.

        4.2    Allocations and Distributions.    All items of income, gain, loss, deduction and credit of the Company shall be allocated to the Member. The Member may distribute cash in its discretion from time to time. All distributions shall be made to the Member.

ARTICLE 5
DISSOLUTION AND TERMINATION

        5.1    Final Accounting.    In case of the dissolution of the Company, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution.

        5.2    Liquidation.    Upon the dissolution of the Company, the Board or, if the Board is unable to act or has not been selected by the Member, the Member or some person selected by the Member, shall act as liquidator to wind up the Company. The liquidator shall have full power and authority to sell, assign and encumber any or all of the Company's assets and to wind up and liquidate the affairs of the Company in an orderly and businesslike manner. All proceeds from liquidation shall be distributed in the following order of priority: (i) to the payment of debts and liabilities of the Company and the expenses of liquidation; (ii) to the setting up of such reserves as the liquidator may reasonably deem necessary for any contingent liabilities of the Company; and (iii) to the Member.

        5.3    Articles of Dissolution.    Upon the completion of the distribution of Company assets as provided in this Article 5, the Company shall be terminated and the person acting as liquidator shall file articles of dissolution and shall take such other actions as may be necessary to terminate the Company.

ARTICLE 6
GENERAL PROVISIONS

        6.1    Amendment.    This Agreement may not be amended except by written instrument signed by the Member.

        6.2    Applicable Law.    This Agreement shall be construed in accordance with and governed by the laws of the state of Delaware.

        IN WITNESS WHEREOF the Member has executed this Agreement effective as of the date first above written.

PPS HOLDING COMPANY
By:	/s/ DOUGLAS L. POLSON Douglas L. Polson President

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FIRST AMENDED AND RESTATED OPERATING AGREEMENT OF PACIFIC ENERGY GROUP LLC
ARTICLE 1 THE LIMITED LIABILITY COMPANY
ARTICLE 2 MANAGEMENT
ARTICLE 3 MEMBERS
ARTICLE 4 TERM
ARTICLE 5 DISSOLUTION AND TERMINATION
ARTICLE 6 GENERAL PROVISIONS